Exhibit 99.4

January 10, 2019

HeZhong International (Holding) Limited

Block A, Room 503, Dachong Business Center

Hi-Tech Park, Nanshan District

Shenzhen, Guangdong Province, China 518000

Ladies and Gentlemen:

Pursuant to Rule 438 under the Securities Act of 1933, as amended, I hereby consent to the references to my name in the Registration Statement on Form F-1 (the “Registration Statement”) of HeZhong International (Holding) Limited (the “Company”) and any amendments thereto, which indicate that I have accepted the nomination to become a director of the Company. I further agree that immediately upon the Securities and Exchange Commission’s declaration of effectiveness of the Registration Statement, I will serve as a member of the board of directors of the Company.

Sincerely yours,

/s/ C. Richard Tong
Name: C. Richard Tong